WESTCHESTER CAPITAL FUNDS
SECOND AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT, effective as of January 1, 2018, to the Fund Accounting Servicing Agreement, dated as of July 30, 2013, (the "Agreement"), is entered into by and between WESTCHESTER CAPITAL FUNDS, a Massachusetts business trust, (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS")

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add a fund and amend the fees of the Agreement;

WHEREAS, Section 15 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

WESCHESTER CAPITAL FUNDS U.S. BANCORP FUND SERVICES, LLC

By: ______________________________ By: ________________________________

Name:____________________________ Name:

Title:                                                                     Title:

Exhibit B - Fund Accounting Agreement – Westchester Capital Funds

Fund Accounting Services Fee Schedule

WCM Alternatives – Event Driven Fund Investor Class
WCM Alternatives – Event Driven Fund Institutional Class
WCM Alternatives – Credit Event Driven Fund Investor Class
WCM Alternatives – Credit Event Driven Fund Institutional Class

Effective January 1, 2018 through December 31, 2020

Annual Fund Accounting Fee Based Upon Average Net Assets per Fund*
__ basis points on the next $__  million
__ basis points on the next $__  billion
__ basis point on the next $__  billion
__ basis points on the balance

Annual Base Fee*
$__ per domestic equity fund
 *__% fee waiver on fund minimum for the WCM Alternative Credit Event Driven Fund until the earlier of (i) fund reaching $__ million in assets and (ii) December 31, 2018. (Waiver is not applied to transaction charges or miscellaneous expenses).

▪	Additional fee of $__ for each additional class and/or for a Controlled Foreign Corporation (CFC) (waived for __ year)
▪	Additional fee of $__ per manager/sub-advisor per fund
▪	Tax Free Transfer In-Kind Cost Basis Tracking* – $__ per sub-account per year
All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.

Chief Compliance Officer Support Fee*
▪	$__ per year per fund complex

Data Services

Pricing Services

▪	$__ – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
▪	$__ – Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
▪	$__ – CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$__ – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$__ – Bank Loans
▪	$__ – Swaptions
▪	$__ – Credit Default Swaps
▪	$__ per Month Manual Security Pricing (>__per day)

Fair Value Services (Charged at the complex level)

▪	$__ per security on the First __ Securities
▪	$__ per security on the Balance of Securities

Corporate Action and Factor Services (security paydown)

▪	$__ per Foreign Equity Security per Month
▪	$__ per Domestic Equity Security per Month
▪	$__ per CMOs, Asset Backed, Mortgage Backed Security per Month

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Miscellaneous Expenses
Including but not limited to SWIFT processing and customized reporting.
Additional Services
Master/Feeder structures and additional services mutually agreed upon.

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
Fees are calculated pro rata and billed monthly.